EXHIBIT 23.2


                              MILLER AND LENTS, LTD
                             Oil and Gas Consultants
                              Twenty-Seventh Floor
                                 1100 Louisiana
                            Houston, Texas 77002-5216
                             Telephone 713 651-9455
                              Telefax 713 654-9914
                     e-mail: millerandlents@worldnet.att.net

                                 March 26, 1998

Ms. Debra D. Valice
Seitel, Inc.
50 Briar Hollow Lane, 7th Floor West
Houston, Texas 77027

Dear Ms. Valice:

         The firm of Miller and Lents, Ltd., consents to the use of its name and to the use of its report dated March 26, 1998, regarding the DDD Energy, Inc., Proved Reserves and Future Net Revenue, as of January 1, 1998, SEC Case, in Seitel, Inc.'s 1997 Annual Report on Form 10-K and to its incorporation by reference into the Seitel, Inc. previously filed Form S-3 Registration Statements File Nos. 33-71968, 33-78554, 33-80574, 33-89890, and 333-09293 and
Form S-8 Registration Statements File Nos. 33-36914, 33-78560, 33-89934, 333-01271, and 333-12549.

         Miller and Lents, Ltd., has no interests in Seitel, Inc., or DDD Energy, Inc., or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Seitel, Inc. or DDD Energy, Inc. We are not employed by Seitel, Inc., on a contingent basis.

                                             Yours very truly,

                                             MILLER AND LENTS, LTD.



                                             By      /s/ James A. Cole
                                                     James A. Cole
                                                     Senior Vice President

JAC/mk